Exhibit 15.1

April 11, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for China Petroleum & Chemical Corporation and, under the date of March 22, 2013, we reported on the consolidated financial statements of China Petroleum & Chemical Corporation as of and for the years ended December 31, 2011 and 2012 and the effectiveness of China Petroleum & Chemical Corporation’s internal control over financial reporting as of December 31, 2012. On March 22, 2013, we were notified that the auditor-client relationship between KPMG and China Petroleum & Chemical Corporation will cease upon completion of the audit of China Petroleum & Chemical Corporation’s consolidated financial statements as of and for the year ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. On April 11, 2013 we completed our audit and issued our reports that were included in the Company’s Form 20-F for the year ended December 31, 2012.

We have read China Petroleum & Chemical Corporation’s statements included under Item 16F of its annual report on Form 20-F for the year ended December 31, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with the statements that: “(1) During the two most recent fiscal years and through April 11, 2013, neither we nor anyone on our behalf consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the registrant’s financial statements, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 16F(a)(1)(iv) of Form 20-F and related instructions to Item 16-F of Form 20-F) with PwC or a “reportable event” (as described in Item 16F(a)(1)(v) of Form 20-F). and (2) Also, during the two most recent fiscal years and through April 11, 2013, we have not obtained any written report or oral advice that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue.”

Very truly yours,

/s/ KPMG
Hong Kong, China
April 11, 2013